                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Contact:          Karl B. Gemperli
                  (913) 647-0158, Phone
                  (913) 647-0132, Fax
                  investorrelations@elecsyscorp.com

ELECSYS CORPORATION ANNOUNCES ELECTION OF NEW CHAIRMAN AND APPOINTMENT OF A NEW
DIRECTOR

     Lenexa, Kansas (July 23, 2004) - Elecsys Corporation (AMEX: ASY), today announced that Robert D. Taylor was elected as the Company's new Chairman of the
Board of Directors and Stan Gegen, President of Coordinated Systems & Supplies,
Inc., was appointed to the Company's Board of Directors. Mr. Gegen will fulfill the term of David J. Schulte, who resigned from the Company's Board of Directors on June 2, 2004. Mr. Taylor succeeds as Chairman, Michael J. Meyer, who will remain as a director of the Company.

         Mr. Taylor has been a director of the Company since 1994 and is currently President and Chief Executive Officer of Executive AirShare
Corporation, which charters, sells and operates fractional corporate jet and turboprop aircraft from its locations in Wichita, Kansas and Kansas City,
Missouri. Mr. Taylor also owns and is President of Taylor Financial, a consulting and investment firm. Mr. Taylor currently serves on the Board of
Commercial Federal Corporation (NYSE: CFB), is a trustee of the University of
Kansas Endowment Fund and is a member of the Advisory Board for the University of Kansas School of Business.

         Mr. Gegen is President of Coordinated Systems & Supplies, Inc., a
printing and distribution company with a nationwide customer based located in
Wichita, Kansas. Mr. Gegen has over 30 years of financial and business leadership experience in manufacturing, banking, retail and investment companies. Mr. Gegen began his career as a Certified Public Accountant for Ernst
& Young (formerly known as Arthur Young & Co.) in Wichita, Kansas and has subsequently held financial leadership positions with both private and public companies.

         Elecsys Corporation, through its wholly owned subsidiary DCI, Inc., is a designer, manufacturer, and integrator of custom electronic interface solutions for original equipment manufacturers ("OEMs") in the medical, aerospace, communications and industrial product industries. The Company has unique capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies such as custom liquid crystal displays, light emitting diode displays, and keypads with circuit boards and other

electronic components. The Company becomes an extension of the
OEM's organization by providing key expertise that enables rapid development and manufacture of electronic products from product conception through volume production. For more information, visit our websites at www.elecsyscorp.com and
www.dciincorporated.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2003. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.